     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 1997
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                         PHYSICIAN SALES & SERVICE, INC.
             (Exact name of registrant as specified in its charter)

            FLORIDA                                 59-2280364
(State or other jurisdiction of        (I.R.S. Employer Identification No.)
incorporation or organization)

             4345 SOUTHPOINT BOULEVARD, JACKSONVILLE, FLORIDA 32216
                                 (904) 281-0011
               (Address, including zip code, and telephone number,
             including area code, of registrant's executive offices)
                            ------------------------
                                PATRICK C. KELLY
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                         PHYSICIAN SALES & SERVICE, INC.
                            4345 SOUTHPOINT BOULEVARD
                           JACKSONVILLE, FLORIDA 32216
                                 (904) 281-0011
            (Name, address, including zip code, and telephone number
                   including area code, of agent for service)
                            ------------------------

      The Commission is requested to send copies of all communications to:

                             J. VAUGHAN CURTIS, ESQ.
                                  ALSTON & BIRD
                               ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                           ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]______
                             ----------------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                    PROPOSED MAXIMUM              PROPOSED
    TITLE OF SHARES           AMOUNT TO BE      AGGREGATE OFFERING PRICE     MAXIMUM AGGREGATE            AMOUNT OF
    TO BE REGISTERED           REGISTERED             PER SHARE(1)           OFFERING PRICE(1)       REGISTRATION FEE(1)
----------------------------------------------------------------------------------------------------------------------------
 Common Stock, $.01 par
    value per share          215,840 shares            $15.00                  $3,237,600                    $981
============================================================================================================================

(1) Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the Registrant's Common
         Stock on March 11, 1997, as reported on the Nasdaq National Market System.

                            -------------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                                   PROSPECTUS

                                 215,840 SHARES

                         PHYSICIAN SALES & SERVICE, INC.

                                  COMMON STOCK

         This prospectus relates to 215,840 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of Physician Sales & Service, Inc., a Florida corporation ("PSS" or the "Company"). All of these Shares are being offered for sale by the holders of the Common Stock named herein under the heading "Selling Shareholders" (the "Selling Shareholders"). None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company.

         The shares of Common Stock of the Company are listed on the Nasdaq National Market System ("Nasdaq") under the symbol PSSI. On March 13, 1997 the last sales price for the shares of Common Stock as reported by Nasdaq was $14.875 per share.

         The Selling Shareholders named herein or any transferees or other successors in interest, directly or through dealers or underwriters to be designated, may sell the Common Stock from time to time in a single block to a broker-dealer acting as principal, in one or more transactions on the Nasdaq National Market or in the over-the-counter market and in negotiated transactions, on terms to be determined at the time of sale. To the extent required, the specific Common Stock to be sold, the respective purchase prices and public offering prices, names of such agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in any accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." By agreement, the Company will pay one-half of the expenses of this registration and the Selling Shareholders will pay the remaining one-half of such expenses pro rata based on the number of shares of Common Stock being offered hereby. The Selling Shareholders will bear all underwriting discounts and commissions and transfer taxes, if any. The expenses to be borne by the Company are estimated at $25,000. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

         The Selling Shareholders and any broker-dealer, agents or underwriters that participate with the Selling Shareholders in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act") and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. See "Selling Shareholders" and "Plan of Distribution" below.

                        ---------------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
                  SECURITIES AND EXCHANGE COMMISSION OR ANY
                                STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is      , 1997

                              AVAILABLE INFORMATION

         Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement on Form S-3 (of which this Prospectus forms a part) and the exhibits relating thereto filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"). Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company, that file electronically with the Commission. Such reports, proxy and information statements and other information may be found at the Commission's site address: http://www.sec.gov. The common stock of the Company, $.01 par value per share (the "Common Stock"), is traded on the Nasdaq National Market under the symbol "PSSI," and such reports, proxy statements and other information concerning the Company are available for inspection at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company (File No. 0-23832) are hereby incorporated by reference into this Prospectus:

(1)      The Company's Annual Report on Form 10-K for the year ended March 29,
         1996;

(2)      The Company's Proxy Statement dated June 7, 1996;

(3) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1996, September 30, 1996 and June 30, 1996;

(4)      The Company's Current Report on Form 8-K filed January 3, 1997;

(5)      The Company's Current Report on Form 8-K/A filed February 12, 1997;

(6)      The Company's Current Report on Form 8-K filed March 4, 1997;

(7)      The Company's Current Report on Form 8-K/A filed March 5, 1997; and

(8) The description of Common Stock set forth in the Company's registration statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

         All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

         The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to David A. Smith, Chief Financial Officer, Physician Sales & Service, Inc., 4345 Southpoint Boulevard, Jacksonville, Florida 32216, telephone number (904) 281-0011.

                                   THE COMPANY

         Certain statements in this Prospectus or incorporated herein by reference constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

         Physician Sales & Service, Inc. is a leading distributor of medical supplies, equipment and pharmaceuticals to primary care and other office-based physicians. The Company currently operates 61 service centers distributing to approximately 103,000 physician office sites in all 50 states. The Company's primary market is the approximately 399,000 physicians who practice medicine in approximately 198,000 office sites throughout the United States. The Company believes that in purchasing medical products, the physician's office staff is primarily interested in a professional relationship with the distributor's sales representative, service, product quality and price. These customer preferences are due primarily to the critical role such products play in the day-to-day operations of physicians' practices, the lack of storage space in most physicians' offices and the importance of receiving supplies in a timely manner. The Company believes that it is the only national distributor providing same-day delivery service to physicians' offices on a regular basis and focusing exclusively on physicians.

         The Company offers its customers same-day delivery service on a regular basis, highly-trained consultative sales professionals, a broad product line including diagnostic equipment and supplies, and no minimum order size or shipping charges. Through its Network Plus program, the Company guarantees competitive prices on its customers' most frequently ordered items, one-hour response to customer inquiries and instant credit on returned items. In addition, the Company has developed what it believes is the most sophisticated information system in the physician medical distribution industry, including the Company's Instant Customer Order Network ("ICONSM"), a hand-held computer with wireless transmission capabilities that allows the Company's sales representatives to place orders immediately upon receipt and facilitates same-day delivery. This system also includes the Company's "Customer Link" system which allows a customer to access, through the Internet, their account data, including PSS inventory availability, pricing, contracts, payment and billing history, backorders and shipments, as well as enabling them to place orders directly to PSS. This system has enabled the Company to achieve same-day fill rates of greater than 94% on all stock items in fiscal 1997.

         In addition, the Company distributes medical imaging supplies, chemicals, equipment and service to the acute care and alternate care market in six southeastern states. The Company currently operates 14 imaging service centers through its new subsidiary, Diagnostic Imaging, Inc. ("DI"). The Company is in the process of developing a separate information system for DI which will include the current ICON and Customer Link systems. A primary Company objective is to pursue acquisition opportunities within the radiology and imaging distribution market in order to gain market share and expand the product offerings to the physician office market currently serviced by PSS and the acute care market currently serviced by DI.

         The Company also distributes medical supplies and equipment in Belgium, France and Germany through its WorldMed International, Inc. subsidiary. The Company has two service centers in Europe distributing to the acute and alternate care markets.

         The Company's primary objectives are to be capable of servicing the medical equipment and supply needs of every office-based physician in the United States, to create a national imaging distribution company and to expand its presence in the European medical equipment and supply market. To achieve these objectives and increase profitability, the Company intends to (i) continue to acquire medical supply and equipment distributors, especially in existing markets where it can leverage its distribution infrastructure and gain market share, (ii) increase sales of existing service centers by adding additional sales representatives and providing superior service, competitive pricing and a broad product line, including sophisticated diagnostic equipment, (iii) continue to expand operating margins, (iv) open new service centers in selected markets where acquisition opportunities are not available, and (v) invest in sophisticated information systems that bring efficiency to the Company.

         The Company is incorporated under the laws of the State of Florida. The address and telephone number of its principal executive offices are 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, telephone number (904) 281-0011.


                                  RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

         Anticipated Expansion and Management of Expanded Operations. The Company intends to acquire additional distributors in markets it already services and expects to open additional service centers. The Company's ability to expand its operations is dependent upon a number of factors, including (i) the availability of suitable acquisition candidates on acceptable terms, (ii) the Company's ability to continue to consolidate and integrate its acquisitions with its existing operations, and (iii) the Company's ability to attract, train, and retain skilled sales representatives and management. Since its fiscal year ended March 31, 1994, PSS has added 15 medical supply service centers and 14 imaging service centers, 7 of which are start-up service centers. Management anticipates that each start-up service center opened will generally incur operating losses for 18 months. Accordingly, the Company's planned expansion creates numerous risks, including the risk that the expansion may have an adverse effect on working capital and earnings during the expansion period and acquisition transition period, that substantial indebtedness may be incurred in connection with the expansion and that significant losses could result in the event of unsuccessful acquisitions or start-ups.

         The Company recently has expanded into new product areas, including, through its recent acquisitions of Diagnostic Imaging, Inc., Chesapeake X-Ray Corporation and X-Ray of Georgia, radiology and imaging equipment, chemicals and supplies to the acute and alternate site markets. The integration and operation of this new division may place significant demands on the Company's management and other resources. There can be no assurance that there will be any operating efficiencies between the Company's businesses or that its diagnostic imaging division can be operated profitably, which could have a material adverse effect on the Company's business and future prospects. The Company plans to aggressively pursue additional expansion opportunities in this market, however, there can be no assurance that the Company will be successful in acquiring, operating or integrating additional operations. In addition, the radiology and imaging equipment market is heavily reliant on the hiring and retention of skilled service technicians to maintain such equipment. There is a current shortage of these skilled technicians, which may result in intense competition and increasing salaries. Any inability of the Company to hire or retain such skilled technicians could limit the Company's ability to expand and adversely affect its results of operations.

         Management of International Operations. Through its WorldMed International subsidiary, the Company has recently acquired medical supply distributors serving physicians in Belgium, France and Germany and plans to increase its presence in European markets. As the Company expands internationally, it will need to hire, train and retain qualified personnel in countries where language, cultural or regulatory impediments may exist. The Company has encountered and expects to encounter significant expense and delay in expanding its international operations because of language and cultural differences, and staffing, communications and related issues. There can be no assurance that the Company's services and business practices will be accepted by vendors, physicians or other involved parties in foreign markets.

         International revenues are subject to inherent risks, including political and economic instability, difficulties in staffing and managing foreign operations and in accounts receivable collection, fluctuating currency exchange rates, costs associated with localizing service offerings in foreign countries, unexpected changes in regulatory requirements, difficulties in the repatriation of earnings and burdens of complying with a wide variety of foreign laws and labor practices.

         Dependence on Manufacturers. The Company distributes over 35,000 products manufactured by approximately 30,000 vendors and is dependent on these vendors for the manufacture and supply of product. Additionally, the Company has entered into a significant contract with Abbott, which may be terminated by Abbott if the Company does not meet certain sales levels. The Company's ability to maintain good relations with these vendors will affect the profitability of its business. Currently, the Company relies on vendors to provide (i) field sales representatives' technical and selling support, (ii) agreeable purchasing and delivery terms, (iii) sales performance incentives, (iv) financial support of sales and marketing programs, and (v) promotional materials. There can be no assurance that the Company will maintain its good relations with its vendors.

         Regulation of and Change in Practice of Medicine. The health care industry, including the practice of medicine by physicians, is subject to extensive government regulation, licensure and operating procedures. The Company cannot predict the impact that present or future regulations may have on operations of the Company or on its plan to expand its business activities. In addition, as consolidation among physician provider groups continues and provider networks are created, purchasing decisions may shift to individuals with whom the Company has not had prior selling relationships. The Company is increasingly focusing on national accounts where the purchasing decision may not be made by the Company's traditional physician customers. There can be no assurance that the Company will be able to maintain its customer relationships in such circumstances.

         Dependence on Third-Party Reimbursement. The cost of a significant portion of medical care in the United States is funded by government and private insurance programs, such as Medicare, Medicaid and corporate health insurance plans. In recent years, government-imposed limits on reimbursement of hospitals and other health care providers have significantly impacted spending budgets in certain markets within the medical supply and equipment industry. Private third-party reimbursement plans are also developing increasingly sophisticated methods of controlling health care costs through redesign of benefits and exploration of more cost-effective methods of delivering health care. Accordingly, there can be no assurance that reimbursement for purchase and use of medical equipment and supplies by physicians' offices will not be limited or reduced and thereby adversely affect future sales by the Company.

         Two-Tier Pricing. As a result of the Non-Profit Act of 1944, the medical supplies and equipment industry is subject to a two-tier pricing structure. Under this structure, certain institutions, originally limited to non-profit hospitals, can obtain more favorable prices for medical supplies and equipment than the Company. The two-tiered pricing structure continues to expand as many large integrated health care providers and others with significant purchasing power demand more favorable pricing terms. Although the Company is seeking to obtain similar terms from its manufacturers, there can be no assurance that such terms can be obtained. Such a pricing structure, should it persist, may put the Company at a competitive disadvantage.

         Sales Representatives. The Company's sales growth has resulted to a significant degree from hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of the Company. The Company's continued growth will depend in part on its ability to continue to hire, train and retain sales representatives who agree to the Company's compensation plans and to maintain good relations with its existing sales representatives.

         Key Management. The success of the Company is dependent upon the efforts and abilities of its senior management, including the Company's Chairman and Chief Executive Officer, Patrick C. Kelly, its

President and Chief Operating Officer, John F. Sasen, Sr. and its Vice President and Chief Financial Officer, David A. Smith. The loss of any such senior management may adversely affect the Company's business. The Company maintains key man life insurance on Mr. Kelly.

         Competition. The marketing of medical supplies and equipment to physicians' offices is highly competitive. Some of the Company's competitors are larger and have greater financial resources than the Company. Also, the Company could encounter additional competition because many of the products it sells are readily obtainable by others from various sources of supply and such competitors could consolidate into regional or national networks. In addition, a competitor of the Company could obtain exclusive rights to market a certain product to the exclusion of the Company. There can be no assurance that the Company will not face increased competition in the future.

         Liability Exposure. Although the Company is not a manufacturer, the distribution of medical supplies and equipment entails risks of product liability. Despite the fact that the Company has not to date experienced any significant product liability claims and currently maintains liability insurance coverage, such insurance is expensive, difficult to obtain and may be unobtainable in the future on acceptable terms, if at all. The Company operates approximately 700 trucks to deliver medical supplies and equipment on a same-day delivery basis. The Company has experienced various claims regarding motor vehicle accidents, all of which have been covered by insurance. The Company believes that it maintains adequate insurance coverage for such claims. Nevertheless, the amount and scope of any coverage may be inadequate in the event that a product liability or motor vehicle accident claim is successfully asserted against the Company.

         Reliance on Data Processing. The Company's business is dependent upon its ongoing ability to obtain, process, analyze and manage data, and to maintain and upgrade its data processing capabilities. Interruption of data processing capabilities for any extended length of time, the failure to upgrade data services, difficulties in converting data and information systems after acquisitions, loss of stored data, programming errors or other computer problems could have a material adverse effect on the Company's business.

         Anti-Takeover Provisions; Possible Issuance of Preferred Stock. The Company's Amended and Restated Articles of Incorporation and Bylaws contain various provisions that may make it more difficult for a third party to acquire, or may discourage acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. In addition, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of any holders of Preferred Stock that may be issued in the future and that may be senior to the rights of the holders of Common Stock. Furthermore, the Company has not opted out of certain provisions of the Florida Business Corporation Act, including the provisions relating to control-share acquisitions, which could have the effect of delaying, deferring or preventing a change in control of the Company without further action by its shareholders.

                            MERGERS AND ACQUISITIONS

         On September 18, 1995, the Company acquired Brown's Medical Supply Company ("Brown's"), a company organized under the laws of the State of Nebraska, pursuant to a merger by which the Shareholders of Brown's received shares of Common Stock in exchange for their shares of stock in Brown's (the "Brown's Merger"). In connection with the Brown's Merger, the Company granted the former Shareholders of Brown's the right to register for resale the shares of Common Stock held by such Shareholders. The former Shareholders of Brown's who are offering shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part are referred to herein as the "Brown's Selling Shareholders."

         On June 21, 1996, the Company acquired substantially all of the assets of the Crocker-Fels Company, Inc. ("CF"), a company organized under the laws of the State of Ohio, in consideration of which CF received shares of Common Stock (the "CF Acquisition"). In connection with the CF Acquisition, the Company granted CF and certain designees of CF the right to register for resale the shares of Common Stock held by such person. The CF parties who are offering shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part are referred to herein as the "CF Selling Shareholders."

         On November 25, 1996, the Company acquired Diagnostic Imaging, Inc. ("DI"), a company organized under the laws of the State of Florida, pursuant to a merger by which the Shareholders of DI received shares of Common Stock in exchange for their shares of stock in DI (the "DI Merger"). In connection with the DI Merger, the Company granted the former Shareholders of DI the right to register for resale the shares of Common Stock held by such Shareholders. The former Shareholders of DI who are offering shares of Common Stock pursuant to the Registration Statement of which this Prospectus is a part are referred to herein as the "DI Selling Shareholders."

         The Brown's Selling Shareholders, CF Selling Shareholder and DI Selling Shareholders are sometimes collectively referred to herein as the "Selling Shareholders." The Selling Shareholders have acquired the 215,840 shares of Common Stock offered hereby pursuant to the above-referenced merger and acquisition transactions.

         Pursuant to certain demand registration rights granted in connection with such mergers and acquisitions, the Company agreed to register the shares of Common Stock offered by the Selling Shareholders hereunder, and to use its best efforts to maintain such registration statement in effect until the Shares are sold hereunder or up to sixty (60) days following the date of this Prospectus. This Prospectus may not be used by the Selling Shareholders following the earlier of (i) the date the all shares of Common Stock offered hereby have been sold, or (ii) sixty (60) days following the date of this Prospectus.

                              SELLING SHAREHOLDERS

         The following table sets forth (i) the name of each of the Selling Shareholders, (ii) the number of shares of Common Stock beneficially owned by each Selling Shareholder prior to the offering and being offered hereby, and
(iii) the number of shares of Common Stock beneficially owned by each Selling Shareholder after completion of the offering.

                                               Shares Beneficially
                                                 Owned Prior to        Shares Being        Shares Beneficially
              Selling Shareholder                  Offering(1)            Offered         Owned After Offering
              -------------------                  -----------            -------         --------------------

   BROWN'S SELLING SHAREHOLDERS
       Daniel R. Brown(2)....................          78,604                30,000             48,604
       Robert C. Brown, Jr...................          16,844                12,500              4,344
       Bradley V. Brown......................          16,844                 7,500              9,344

   CF SELLING SHAREHOLDER
      The Crocker Fels Company(3)............         289,314                87,458            201,856

   DI SELLING SHAREHOLDERS
      Richard Allen(4).......................          19,273                16,382              2,891
      Allan J.  Farber,  Trustee of the Allan
         J. Farber Revocable Trust dated               62,127                32,000             30,127
         9/2/92(4)...........................
      Roddy G. Richman, Trustee of the
         Roddy G. Richman Amended and
         Rested Revocable Trust dated
         7/19/94, as amended(4)..............          62,127                30,000             32,127

   TOTAL.....................................         545,133               215,840            329,293

---------------------

(1) Assumes that all of the Shares held by the Selling Shareholders and being offered hereby are sold, and that the Selling Shareholders acquire no additional shares of Common Stock prior to completion of this offering. Each Selling Shareholder beneficially owns less than 1% of the total number of shares of Common Stock outstanding.
(2) Mr. Daniel R. Brown served as Chairman, Chief Executive Officer and a member of the Board of Directors of Brown's prior to the Brown's Merger. Includes 21,335 shares held by his spouse.
(3) Includes 114,398 shares being held in escrow pursuant to an Escrow Agreement dated June 21, 1996, which may be used to indemnify the Company against certain claims in connection with the CF Acquisition.
(4) Includes 2,891, 9,319 and 9,319 shares for Messrs. Allen, Farber and Richman, respectively, being held in escrow pursuant to an Escrow Agreement dated November 25, 1996, which may be used to indemnify the Company against certain claims in connection with the DI Merger.

                              PLAN OF DISTRIBUTION

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "PSSI." The Common Stock offered hereby will be sold by the Selling Shareholders for their own accounts and the Company will not receive any of the proceeds from the sale by the Selling Shareholders of the Common Stock offered hereby. Any or all of the shares of Common Stock may be sold from time to time (i) to or through underwriters or dealers, (ii) directly to one or more other purchasers, (iii) through agents on a best-efforts basis, or (iv) through a combination of any such methods of sale.

         The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders, or by transferees or other successors in interest. Such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price or in negotiated transactions. Any or all of the shares of Common Stock may be sold by one or more of the following: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(iii) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In affecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers and dealers will receive commission or discounts from the Selling Shareholders in amounts to be negotiated prior to the sale.

         The Selling Shareholders and any such underwriters, dealers or agents that participate in the distribution of the Common Stock may be deemed to be underwriters within the meaning of the Securities Act, and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Company and/or the Selling Shareholders and any underwriters or dealers. Brokers or dealers acting in connection with the sale of Common Stock contemplated by this Prospectus may receive fees or commissions in connection therewith.

         At the time a particular offer of Common Stock is made, to the extent required a supplement to this Prospectus will be distributed which will identify and set forth the aggregate number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Common Stock purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and/or the Company and any discounts, commissions or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. Such supplement to this Prospectus and, if necessary, a post-effective amendment to the Registration Statement of which this Prospectus is a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Common Stock.

         The Selling Shareholders will pay all applicable stock transfer taxes, transfer fees and brokerage commissions or discounts. The Company has agreed to bear one-half of all expenses in connection with the registration of the shares being offered by the Selling Shareholders and the Selling Shareholders shall bear the remaining one-half of all expenses on a pro rata basis. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                                  LEGAL MATTERS

         A legal opinion to the effect that the Shares offered hereby by the Selling Shareholders are validly issued, fully paid and non-assessable has been rendered by Fred Elefant, P.A., Jacksonville, Florida, general counsel to the Company.

                                     EXPERTS


         The consolidated financial statements of the Company for the fiscal year ended March 29, 1996 appearing in it Current Report on Form 8-K/A dated March 5, 1997 have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

         The consolidated financial statements of Taylor Medical, Inc. as of September 30, 1994, and the year ended September 30, 1994, appearing in Current Report on Form 8-K/A, have been so included in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

================================================================================

         NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.









                               -------------------



                                TABLE OF CONTENTS


                                                             PAGE
                                                             ----
                   AVAILABLE INFORMATION.....................  2
                   INCORPORATION OF CERTAIN
                        DOCUMENTS BY REFERENCE...............  3
                   THE COMPANY...............................  4
                   RISK FACTORS..............................  5
                   MERGERS AND ACQUISITIONS..................  8
                   SELLING SHAREHOLDERS......................  9
                   PLAN OF DISTRIBUTION...................... 10
                   LEGAL MATTERS............................. 11
                   EXPERTS................................... 11


                              --------------------

================================================================================

================================================================================


                                 215,840 SHARES


                         PHYSICIAN SALES & SERVICE, INC.


                                  COMMON STOCK

                             ---------------------
                               P R O S P E C T U S

                                __________, 1997
                             ---------------------

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Registration fee to Securities and Exchange Commission.................       $      981
         Accounting fees and expenses...........................................           40,000
         Legal fees and expenses................................................            6,000
         Miscellaneous expenses.................................................            3,019

                  Total.........................................................       $   50,000

         The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. The Company has agreed to bear one-half of all expenses in connection with the registration of the shares being offered by the Selling Shareholders.

ITEM 15.          INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Registrant set forth the extent to which the Registrant's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Florida Business Corporation Act, as amended from time to time, and judicial or administrative decisions. Under these indemnification provisions, the Registrant is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by him in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he was made a party, or in defense of any claim, issue or matter therein, by reason of the fact that he is or was a director or officer of the Registrant or who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Registrant also may indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he is or was a director or officer of the Registrant who, while a director or officer of the Registrant, is or was serving at the Registrant's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in good faith and in a manner he believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The Registrant may also provide advancement of expenses incurred by a director or officer in defending any such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he has met certain standards of conduct and an understanding by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he is entitled to indemnification by the Registrant. Notwithstanding the foregoing, the Amended and Restated Bylaws of the Registrant provide that the Registrant shall not be required to indemnify any of its directors or officers in connection with a proceeding initiated by such person unless such authorization for such proceeding was not denied by the Board of Directors of the Registrant prior to sixty (60) days after receipt of notice thereof from such person stating his or her intent to initiate such proceeding and only upon such terms and conditions as the Board of Directors may deem appropriate.

         The Florida Business Corporation Act contains a provision which limits the personal liability for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless the director breached or failed to perform his duties as a director and such breach constitutes (i) a violation of criminal law, unless the director has reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director received an improper personal benefit; (iii) an unlawful distribution under Florida law, (iv) in a proceeding by or in the right of a corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (v) in a proceeding by or in the right of someone other that the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton or willful disregard of human rights, safety or property. The Registrant maintains an insurance policy insuring the Registrant and directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act of 1933.


ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The following exhibits are filed as part of this Registration
Statement:

Exhibit No.       Description

4.1 Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference from Registrant's
                  Registration Statement on Form S-3, effective November 13,
                  1995, Registration No. 33-97524)

4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference from Registrant's Registration Statement on Form
                  S-1, Registration No. 33-76580)

5.1 Opinion of Fred Elefant, P.A. as to the legality of the securities being offered by the Selling Shareholders.

23.1 Consent of Fred Elefant, P.A. (included in the opinion filed as Exhibit 5.1)

23.2              Consent of Arthur Andersen, L.L.P.

23.3              Consent of Price Waterhouse, LLP.

24.1 Power of Attorney (included as part of the signature page hereto)



ITEM 17.          UNDERTAKINGS.

(a)  The Undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

                  (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

         (h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (i)  The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on March 14, 1997.

                                PHYSICIAN SALES & SERVICE, INC.


                                By:      /s/ Patrick C. Kelly
                                     ----------------------------------------
                                Name:    Patrick C. Kelly
                                Title:   Chairman and Chief Executive Officer

                                POWER OF ATTORNEY


         Each person whose signature appears below constitutes and appoints Patrick C. Kelly and David A. Smith, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 of Physician Sales & Service, Inc. or a registration statement filed pursuant to Rule 462(b), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on March 14, 1997.


Signature                                                                       Title
---------                                                                       -----
    /s/ Patrick C. Kelly                                  Chairman of the Board and Chief Executive Officer
---------------------------                               (principal executive officer)
Patrick C. Kelly

    /s/ David A. Smith                                    Executive Vice President, Chief Financial Officer
---------------------------                               and Director (principal financial and accounting
David A. Smith                                            officer)


---------------------------                               Director
John F. Sasen, Sr.


                                                          Director
---------------------------
Delmer W. Dallas

    /s/ William C. Mason                                  Director
---------------------------
William C. Mason

    /s/ T. O'Neal Douglas                                 Director
---------------------------
T. O'Neal Douglas

    /s/ Fred Elefant                                      Director
---------------------------
Fred Elefant

                                                          Director
---------------------------
Delores Kesler

    /s/ James L.L. Tullis                                 Director
---------------------------
James L.L. Tullis


                                  EXHIBIT INDEX


                                                                                                   Sequentially
Exhibit No.          Description                                                                   Numbered Page
-----------          -----------                                                                   -------------
4.1                  Amended and Restated Articles of Incorporation, as amended, of the Registrant (incorporated by reference from
                     Registrant's Registration Statement on Form S-3, effective
                     November 13, 1995, Registration No.
                     33-97524)

4.2 Amended and Restated Bylaws of the Registrant (incorporated by reference from Registrant's Registration Statement on Form S-1, Registration No.
                     33-76580)

5.1 Opinion of Fred Elefant, P.A. as to the legality of the Shares being offered by the Selling Shareholders.

23.1 Consent of Fred Elefant, P.A. (including in the opinion filed as Exhibit 5.1).

23.2                 Consent of Arthur Andersen L.L.P.

23.3                 Consent of Price Waterhouse, LLP.

24.1 Power of Attorney (included as part of the signature page hereto).
